                                                                      Exhibit 11

[Letterhead]



August 8, 2006



Janus Investment Fund
151 Detroit Street
Denver, CO 80206

Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14 filed on July 11, 2006 and Pre-Effective Amendment No. 1 to such registration statement filed on August 8, 2006 (collectively, the "Registration Statement") with the Securities and Exchange Commission with respect to shares of beneficial interest, $.01 par value (the "Shares") of Janus Investment Fund, an unincorporated association of the type commonly referred to as a Massachusetts business trust (the "Trust"), representing interests in Janus Orion Fund, a portfolio series of the Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") by the Trust on behalf of each of Janus Orion Fund and Janus Olympus Fund, also a portfolio series of the Trust, dated as of July 6, 2006, described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/Goodwin Procter LLP

                                                     GOODWIN PROCTER LLP